FOR IMMEDIATE RELEASE	STERLING BANCORP CONTACT:
April 27, 2020	Emlen Harmon, SVP - Director of Investor Relations
212.309.7646
http://www.sterlingbancorp.com
Sterling Bancorp announces results for the first quarter of 2020. Higher provision for credit losses resulted in diluted income per share available to common stockholders of $0.06 (as reported) and a loss of $0.02 (as adjusted).

Key Performance Highlights for the Three Months ended March 31, 2020 vs. March 31, 2019

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	3/31/2019	3/31/2020	Change % / bps	3/31/2019	3/31/2020	Change % / bps
Total assets	$29,956,607	$30,335,036	1.3%	$29,956,607	$30,335,036	1.3%
Total portfolio loans, gross	19,908,473	21,709,957	9.0	19,908,473	21,709,957	9.0
Total deposits	21,225,639	22,558,280	6.3	21,225,639	22,558,280	6.3
Pretax pre-provision net revenue[2]	140,111	144,385	3.1	122,942	126,203	2.7
Net income (loss) available to common	99,448	12,171	(87.8)	105,902	(3,124)	(102.9)
Diluted EPS available to common	0.47	0.06	(87.2)	0.50	(0.02)	(103.4)
Net interest margin[3]	3.48%	3.16%	(32)	3.54%	3.21%	(33)
Operating efficiency ratio	45.1%	44.3%	(80)	40.5%	42.4%	190
Allowance for credit losses (“ACL”) - loans	$98,960	$326,444	229.9%	$98,960	$326,444	229.9%
ACL to portfolio loans	0.50%	1.50%	100	0.50%	1.50%	100
Tangible book value per common share[1]	$11.92	$12.83	7.7	$11.92	$12.83	7.7
▪Proactively working with clients to provide support and relief in response to the COVID-19 pandemic.
•Modified $1.1 billion in loans (5.1% of total portfolio) for consumer and commercial clients through April 22, 2020.
•Provided $400 thousand in commitments to our Charitable Foundation to support local charities.
•Received over 2,000 applications for total funding of $650 million under the SBA Payroll Protection Program (“PPP”).
▪Modified our operations to promote social distancing and stay-at-home orders through reduced financial center hours and remote working for the majority of our colleagues.
▪Pretax pre-provision net revenue was $144.4 million, an increase of 3.1% relative to the same period a year ago.
▪Total commercial loans were $19.4 billion, an increase of 13.7% over a year ago.
▪Total deposits were $22.6 billion at a weighted average cost of 81 basis points. Spot cost of total deposits at quarter end was 64 basis points.
▪Cost of total funding liabilities was 0.98%. Spot cost of total funding liabilities at quarter end was 0.81%.
▪Net interest margin declined 32 basis points in the first quarter of 2020 compared to a year ago; accretion income on acquired loans was $10.7 million, a decrease of $14.9 million or 21 basis points on our net interest margin.
▪ACL - loans increased to 1.50% of portfolio loans at March 31, 2020.
▪Provision for credit losses - loans was $136.6 million and $129.6 million greater than net-charge offs for the quarter.
▪Net charge-offs on loans were $7.0 million, or 13 basis points annualized.
▪Capital levels remain strong with tangible common equity to tangible assets of 8.74% and Tier 1 leverage ratio of 9.41%.
▪Common shares outstanding at March 31, 2020 of 194.5 million, a decrease of 4.0 million in the first quarter of 2020.
▪Declared dividend per common share of $0.07.

1. Non-GAAP / as adjusted measures are defined in the non-GAAP tables beginning on page 18.
2. Pretax pre-provision net revenue represents our net interest income plus non-interest income less operating expenses before tax. With the adoption of the current expected credit loss standard (“CECL”) and the impact of the novel coronavirus (“COVID-19”), we are providing this information so readers may make comparison of our results to prior periods.
3. Net interest margin is equal to net interest income divided by average interest earning assets. Net interest margin as adjusted, or tax equivalent net interest margin, is equal to net interest income plus the tax equivalent adjustment for tax exempt securities divided by average interest earning assets. The tax equivalent adjustment assumes a 21% federal tax rate in all periods presented.
4. Operating efficiency ratio is a non-GAAP measure. See page 20 for an explanation of the operating efficiency ratio.

MONTEBELLO, N.Y. – April 27, 2020 – Sterling Bancorp (NYSE: STL) (the “Company”), the parent company of Sterling National Bank (the “Bank”), today announced results for the three months ended March 31, 2020. Net income available to common stockholders for the quarter ended March 31, 2020 was $12.2 million, or $0.06 per diluted share, compared to net income available to common stockholders of $104.7 million, or $0.52 per diluted share, for the linked quarter ended December 31, 2019, and net income available to common stockholders of $99.4 million, or $0.47 per diluted share, for the three months ended March 31, 2019.

President’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “The COVID-19 pandemic has created significant challenges for our industry and caused substantial disruption to the global economy and the communities we serve. We began 2020 continuing to focus on executing our strategy of building a high performing regional bank that delivers superior service and value to middle market commercial and consumer clients. We are confident that our sound financial condition and response to this rapidly changing environment will allow us to emerge and continue our trajectory of growth and profitability.

“Our highest priority has been to implement our contingency plans to ensure the health and safety of our colleagues and clients, while continuing to provide our clients access to our full suite of banking services and products. Although we reduced our financial center operating hours, over 85% of our financial centers have remained open. We modified workplace access to promote social distancing and stay-at-home mandates, with over 1,000 of our employees working remotely. We are supporting our colleagues through special bonus compensation, increasing wages for in-office employees, increasing paid time-off and re-opening health insurance enrollment options.

“We are also providing relief to our clients and our communities. In the first quarter of 2020, we provided $400 thousand to the Sterling National Bank Charitable Foundation for grants and donations to various local charities. We are participating in the PPP, having received over 2,000 loan applications for $650 million in total funding requests. Through our relationship-based, single point of contact operating model, we have remained in close contact with our clients, providing working capital relief under various payment deferral programs on $1.1 billion of loan balances.

“On an adjusted basis, we incurred a net loss available to common stockholders of $3.1 million and an adjusted loss per share of two cents for the quarter. We adopted the CECL accounting standard on January 1, 2020, and our provision for credit losses was $138.3 million, which included the impact of the economic deterioration related to the COVID-19 pandemic in our forecast assumptions. As of March 31, 2020, our allowance for credit losses stood at 1.50% of total loans.
 “We generated solid growth in our businesses, with total deposits of $22.6 billion and core deposit growth of $155.6 million over the linked quarter. Our loans to deposits ratio was 96.2% at quarter end. Our cost of total deposits declined eight basis points relative to the prior quarter. We anticipate the current interest rate environment and our pricing strategies will meaningfully reduce the cost of our funding liabilities, as our spot cost at quarter end was 0.81% relative to an average cost of 0.98% during the quarter. Our commercial loan portfolio grew $412.2 million over the fourth quarter of 2019, or 8.7% on an annualized basis. Most of this growth was related to new client relationships in our commercial and industrial and commercial real estate portfolios.

“Our pretax pre-provision net revenue was $144.4 million, an increase of 3.1% over a year ago. Our net interest margin and net interest income were pressured by the significant decrease in interest rates. Our tax equivalent net interest margin excluding accretion income on acquired loans was 3.05%, and our reported tax equivalent net interest margin was 3.21%. Our net interest income was $211.8 million, which was down from $228.3 million in the linked quarter, due to a decrease in accretion income on acquired loans of $8.8 million and a decrease in yields on our floating rate loans. We anticipate that the lagged repricing of our deposits and other funding liabilities should generate stability in net interest margin.

“Our adjusted non-interest expenses were $106.3 million, an increase of $745 thousand over the linked quarter which was mainly due to seasonal fluctuations in compensation and benefits and an increase in professional fees associated with strategic initiatives and a legal settlement. Our reported efficiency ratio was 44.3% and our adjusted operating efficiency ratio was 42.4%. Given the current operating environment and impact of the COVID-19 pandemic in the greater New York metropolitan area, we anticipate our operating expenses may increase temporarily in the second quarter of 2020.

“We have a strong capital position, as our tangible common equity to tangible assets ratio remained at 8.74% and our Tier 1 leverage ratio was 9.41%. The company repurchased 4,900,759 shares in the quarter; however, we have decided to temporarily suspend our share repurchase activity until the long-term impact of the pandemic becomes more clear. We declared our regular dividend of $0.07 on our common stock, payable on May 22, 2020 to holders of record as of May 8, 2020.

“Finally, I would like to thank our clients, shareholders, and colleagues, and in particular recognize our colleagues that operate and maintain our financial centers, call centers, and other essential operations, all of whom have exhibited extraordinary resilience through these events. The dedication and hard work of our colleagues will position us well to emerge from this as a better company.”

Reconciliation of GAAP Results to Adjusted Results (non-GAAP)
The Company’s GAAP net income available to common stockholders of $12.2 million, or $0.06 per diluted share, for the first quarter of 2020, included the following items:
▪a pre-tax gain of $8.4 million on the sale of available for sale securities;
▪a net pre-tax loss of $744 thousand related to early redemption of Federal Home Loan Bank (“FHLB”) borrowings and repurchase of senior notes assumed in the merger (the “Astoria Merger”) with Astoria Financial Corporation (“Astoria”);
▪the pre-tax amortization of non-compete agreements and acquired customer list intangible assets of $172 thousand; and
▪a net operating loss (“NOL”) income tax carryback benefit of $9.8 million.
Excluding the impact of these items, adjusted net loss available to common stockholders was $3.1 million, or $0.02 per diluted share, for the three months ended March 31, 2020. For purposes of calculating our adjusted results, we use our estimated annual effective income tax rate for 2020 of 17.5%.
Non-GAAP financial measures include references to the terms “adjusted” or “excluding”. See the reconciliation of the Company’s non-GAAP financial measures beginning on page 18.
Net Interest Income and Margin

($ in thousands)	For the three months ended			Change % / bps
	3/31/2019	12/31/2019	3/31/2020	Y-o-Y	Linked Qtr
Interest and dividend income	$309,400	$295,474	$273,527	(11.6%)	(7.4)%
Interest expense	73,894	67,217	61,755	(16.4)	(8.1)
Net interest income	$235,506	$228,257	$211,772	(10.1)	(7.2)

Accretion income on acquired loans	$25,580	$19,497	$10,686	(58.2)%	(45.2)%
Yield on loans	5.17%	4.84%	4.47%	(70)	(37)
Tax equivalent yield on investment securities[5]	2.99	2.89	2.96	(3)	7
Tax equivalent yield on interest earning assets[5]	4.64	4.41	4.13	(51)	(28)
Cost of total deposits	0.88	0.89	0.81	(7)	(8)
Cost of interest bearing deposits	1.09	1.10	1.00	(9)	(10)
Cost of borrowings	2.53	2.38	2.49	(4)	11
Cost of interest bearing liabilities	1.39	1.28	1.19	(20)	(9)
Total cost of funding liabilities[6]	1.16	1.06	0.98	(18)	(8)
Tax equivalent net interest margin[7]	3.54	3.42	3.21	(33)	(21)

Average commercial loans	$16,237,855	$18,473,473	$18,820,094	15.9%	1.9%
Average loans, including loans held for sale	20,412,274	21,000,949	21,206,177	3.9	1.0
Average cash balances	331,954	573,861	489,691	47.5	(14.7)
Average investment securities	6,334,694	5,064,936	5,046,573	(20.3)	(0.4)
Average total interest earning assets	27,414,224	26,901,439	26,980,261	(1.6)	0.3
Average deposits and mortgage escrow	21,316,126	22,289,097	22,692,568	6.5	1.8

5. Tax equivalent basis represents interest income earned on tax exempt securities divided by the applicable federal tax rate of 21%.
6. Includes interest bearing liabilities and non-interest bearing deposits.
7. Tax equivalent net interest margin is equal to net interest income plus the tax equivalent adjustment for tax exempt securities divided by average interest earning assets. The tax equivalent adjustment is assumed at a 21% federal tax rate in all periods presented.

First quarter 2020 compared with first quarter 2019
Net interest income was $211.8 million for the quarter ended March 31, 2020, a decrease of $23.7 million compared to the first quarter of 2019. This was mainly due to a decrease in the yield on interest earning assets as yields on floating rate loans have declined with market rates of interest, and accretion income on acquired loans decreased by $14.9 million. Other key components of changes were the following:
▪The yield on loans was 4.47% compared to 5.17% for the three months ended March 31, 2019. The decrease in yield on loans was mainly due to the decline in accretion income on acquired loans, which was $10.7 million in the first quarter of 2020, compared to $25.6 million in the first quarter of 2019. The decrease in yield on loans was also due to the decline in market interest rates.
▪The tax equivalent yield on investment securities was 2.96% compared to 2.99% for the three months ended March 31, 2019. Average investment securities were $5.0 billion, or 18.7%, of average total interest earning assets for the first quarter of 2020 compared to $6.3 billion, or 23.1%, of average total interest earning assets for the first quarter of 2019. The decline was mainly due to the balance sheet transition strategy we executed in 2019.
▪In the first quarter of 2020, average cash balances were $489.7 million compared to $332.0 million in the first quarter of 2019. We maintained higher cash balances in the first quarter of 2020 mainly due to higher than expected municipal deposit inflows.
▪The tax equivalent yield on interest earning assets decreased 51 basis points to 4.13%.
▪The cost of total deposits was 81 basis points for the first quarter of 2020 compared to 88 basis points for the same period a year ago.
▪The cost of borrowings was 2.49% for the first quarter of 2020 compared to 2.53% for the same period a year ago. The decrease was mainly due to the maturity and repayment of higher cost FHLB borrowings.
▪The total cost of interest bearing liabilities was 1.19% for the first quarter of 2020 compared to 1.39% for the same period a year ago.
▪Average interest bearing deposits increased by $1.3 billion due to growth from our commercial banking teams and on-line channels, and as a result average borrowings decreased $1.9 billion compared to the first quarter of 2019.
▪Total interest expense decreased by $12.1 million compared to the first quarter of 2019, due to the change in liability mix and decrease in market rates of interest.
The tax equivalent net interest margin was 3.21% for the first quarter of 2020 compared to 3.54% for the first quarter of 2019. The decrease was mainly due to the decrease in accretion income on acquired loans and changes in market rates of interest. Excluding accretion income, tax equivalent net interest margin was 3.05% for the first quarter of 2020 compared to 3.16% for the first quarter of 2019.
First quarter 2020 compared with linked quarter ended December 31, 2019
Net interest income decreased $16.5 million for the quarter ended March 31, 2020 compared to the linked quarter. The decrease was mainly due to a decrease in accretion income on acquired loans. Other key components of the changes were the following:
▪The yield on loans was 4.47% compared to 4.84% for the linked quarter. The decrease in the yield on loans was mainly due to the decline in market interest rates and the repricing of our floating rate loans. Accretion income on acquired loans decreased $8.8 million to $10.7 million for the first quarter of 2020 compared to $19.5 million in the linked quarter.
▪The average balance of commercial loans increased by $346.6 million and the average balance of residential mortgage loans declined by $132.0 million.
▪The tax equivalent yield on investment securities was 2.96% compared to 2.89% for the linked quarter. The increase in yield was mainly due to sales of lower yielding securities in the linked quarter.
▪The tax equivalent yield on interest earning assets was 4.13% compared to 4.41% in the linked quarter.
▪The cost of total deposits decreased eight basis points to 81 basis points, mainly due to improving conditions in our deposit markets and our deposit pricing strategies.
▪The total cost of borrowings increased 11 basis points to 2.49%, mainly due to the issuance of our subordinated notes in December 2019. We expect a portion of the proceeds will be used to redeem the senior notes we assumed in the Astoria Merger that mature in June 2020, which is expected to reduce our total borrowings cost.
▪Average interest bearing deposits increased by $418.6 million and average borrowings decreased by $309.5 million relative to the linked quarter. The increase in average deposits was due to growth in on-line deposits of $170.4 million, growth in municipal deposits of $168.0 million, growth of wholesale deposits of $86.3 million and growth of $28.1 million in commercial and consumer deposits.

▪Total interest expense decreased $5.5 million from the linked quarter due to the change in funding mix and decrease in market rates of interest.
The tax equivalent net interest margin was 3.21% in the quarter, compared to 3.42% in the linked quarter. Excluding accretion income on acquired loans, tax equivalent net interest margin was 3.05% compared to 3.13% in the linked quarter.

Non-interest Income

($ in thousands)	For the three months ended			Change %
	3/31/2019	12/31/2019	3/31/2020	Y-o-Y	Linked Qtr
Total non-interest income	$19,597	$32,381	$47,326	141.5%	46.2%
Net (loss) gain on sale of securities	(13,184)	(76)	8,412	NM	NM
Loss on termination of pension plan	—	(280)	—	NM	NM
Net gain on sale of residential mortgage loans	8,313	—	—	NM	NM
Adjusted non-interest income	$24,468	$32,737	$38,914	59.0	18.9

First quarter 2020 compared with first quarter 2019
Adjusted non-interest income increased $14.4 million in the first quarter of 2020 to $38.9 million, compared to $24.5 million in the same quarter last year. The change was mainly due to an increase in loan commissions and fees and net gain from securities called prior to maturity. The increase in loan commissions and fees was mainly due to income received on operating leases that were acquired in the Santander equipment portfolio transaction in the fourth quarter of 2019, and gain on sale of small business equipment finance loans. In the first quarter of 2020, securities totaling $139.8 million were called, generating a gain of $4.9 million compared to our carrying value.
In the first quarter of 2020, we realized a gain of $8.4 million on the sale of available for sale securities compared to a $13.2 million loss in the year earlier period. In the first quarter of 2019, we sold securities as part of our strategy of repositioning our balance sheet and interest earning assets to a more optimal mix. In the first quarter of 2020, we sold available for sale securities to fund commercial loan growth. We will continue to manage our securities balances to our longer-term target of 15% of earning assets over time.
In the first quarter of 2019, we sold $1.3 billion of residential mortgage loans and realized a gain of $8.3 million.
First quarter 2020 compared with linked quarter ended December 31, 2019
Adjusted non-interest income increased approximately $6.2 million from $32.7 million in the linked quarter to $38.9 million in the first quarter of 2020. The increase was due to the net gain from securities called prior to maturity and an increase in loan commissions and fees. Loan commissions and loan fees increased by $2.3 million in the first quarter of 2020, due to the same factors discussed above.
In the fourth quarter of 2019, we incurred professional and administrative fees associated with the termination of the Astoria defined benefit pension plan which reduced income by $280 thousand.

Non-interest Expense

($ in thousands)	For the three months ended			Change % / bps
	3/31/2019	12/31/2019	3/31/2020	Y-o-Y	Linked Qtr
Compensation and benefits	$55,990	$52,453	$54,876	(2.0)%	4.6%
Stock-based compensation plans	5,123	5,180	6,006	17.2	15.9
Occupancy and office operations	16,535	15,886	15,199	(8.1)	(4.3)
Information technology	8,675	9,313	8,018	(7.6)	(13.9)
Amortization of intangible assets	4,826	4,785	4,200	(13.0)	(12.2)
FDIC insurance and regulatory assessments	3,338	3,134	3,206	(4.0)	2.3
Other real estate owned (“OREO”), net	217	(132)	52	(76.0)	(139.4)
Charge for asset write-downs, systems integration, retention and severance	3,344	5,133	—	NM	NM
Other expenses	16,944	19,698	23,156	36.7	17.6
Total non-interest expense	$114,992	$115,450	$114,713	(0.2)	(0.6)
Full time equivalent employees (“FTEs”) at period end	1,855	1,639	1,619	(12.7)	(1.2)
Financial centers at period end	99	82	79	(20.2)	(3.7)
Operating efficiency ratio, as reported[8]	45.1%	44.3%	44.3%	(80)	—
Operating efficiency ratio, as adjusted[8]	40.5	39.9	42.4	190	250
8 See a reconciliation of non-GAAP financial measures beginning on page 18.

First quarter 2020 compared with first quarter 2019
Total non-interest expense decreased $0.3 million relative to the first quarter of 2019. Key components of the change in non-interest expense between the periods were the following:
▪Compensation and benefits decreased $1.1 million, mainly due to a decline in total FTEs between the periods. Total FTEs declined to 1,619 from 1,855, which was mainly due to our ongoing financial center consolidation strategy following the Astoria Merger. This was partially offset by the hiring of commercial bankers, business development officers, information technology, and risk management personnel.
▪Occupancy and office operations expense decreased $1.3 million, mainly due to the consolidation of financial centers and other back-office locations. We consolidated 20 financial centers in the past twelve months.
▪Information technology expense declined $657 thousand, mainly due to a decrease in data processing expenses.
▪In the first quarter of 2019, we incurred a charge for asset write-downs, systems integration, retention and severance of $3.3 million in connection with our acquisition of equipment finance and asset-based lending portfolios from Woodforest National Bank. This expense did not recur in the first quarter of 2020.
▪Other expenses increased $6.2 million to $23.2 million, which was mainly due to depreciation expense of $3.5 million recorded on operating leases acquired in the fourth quarter of 2019. The balance of the increase was mainly due to higher marketing expense associated with our deposit gathering strategies and higher professional fees associated with loan collection matters.
First quarter 2020 compared with linked quarter ended December 31, 2019
Total non-interest expense decreased $0.7 million to $114.7 million in the first quarter of 2020. In the fourth quarter of 2019, we recorded a charge for asset write-downs, systems integration, retention and severance of $5.1 million related to the equipment finance loan portfolio acquisition from Santander. Excluding the charge, non-interest expense increased $4.4 million in the first quarter compared to the linked quarter. Key components of the change in non-interest expense were the following:
▪Compensation and benefits increased $2.4 million to $54.9 million in the first quarter of 2020. The increase was mainly due to payroll taxes and benefit plan contributions, which are usually higher in the first quarter of the year compared to other quarters.
▪The increase in other expenses was associated with higher net costs related to retirement plans assumed in prior mergers and depreciation expense recorded on operating leases.

We anticipate that our operating expense may be impacted temporarily in the second quarter of 2020 due to COVID-19, which may result in higher compensation and benefits and costs associated with maintaining and operating our financial center locations.

Taxes
We recorded an income tax benefit of $8.0 million in the first quarter of 2020. The components of income tax benefit included income tax expense at our estimated effective tax rate for 2020 of 17.5% and discrete items as follows:
▪Income tax expense of $1.1 million;
▪Based on provisions under the CARES Act, we recorded an NOL carryback that resulted in a net income tax benefit of $9.8 million.
▪We recorded income tax expense of $723 thousand due to vesting of stock-based compensation.
For the three months ended December 31, 2019 and March 31, 2019, we recorded income tax expense at an estimated effective income tax rate of 20.7% and 21.9%, respectively.

Key Balance Sheet Highlights as of March 31, 2020

($ in thousands)	As of			Change % / bps
	3/31/2019	12/31/2019	3/31/2020	Y-o-Y	Linked Qtr
Total assets	$29,956,607	$30,586,497	$30,335,036	1.3%	(0.8)%
Total portfolio loans, gross	19,908,473	21,440,212	21,709,957	9.0	1.3
Commercial & industrial (“C&I”) loans	7,265,187	8,232,719	8,483,474	16.8	3.0
Commercial real estate loans (including multi-family)	9,516,013	10,295,518	10,399,566	9.3	1.0
Acquisition, development and construction (“ADC”) loans	290,875	467,331	524,714	80.4	12.3
Total commercial loans	17,072,075	18,995,568	19,407,754	13.7	2.2
Residential mortgage loans	2,549,284	2,210,112	2,077,534	(18.5)	(6.0)
BOLI	657,504	613,848	616,648	(6.2)	0.5
Core deposits[9]	20,160,733	20,548,459	20,704,023	2.7	0.8
Total deposits	21,225,639	22,418,658	22,558,280	6.3	0.6
Municipal deposits (included in core deposits)	2,027,563	1,988,047	2,091,259	3.1	5.2
Investment securities, net	5,915,050	5,075,309	4,617,012	(21.9)	(9.0)
Total borrowings	3,633,480	2,885,958	2,598,698	(28.5)	(10.0)
Loans to deposits	93.8%	95.6%	96.2%	240	60
Core deposits to total deposits	95.0	91.7	91.8	(320)	10
Investment securities to earning assets	22.5	18.8	17.2	(530)	(160)
9 Core deposits include retail, commercial and municipal transaction, money market, savings accounts and certificates of deposit accounts, and reciprocal Certificate of Deposit Account Registry balances and exclude brokered and wholesale deposits.

Highlights in balance sheet items as of March 31, 2020 were the following:
▪C&I loans (which include traditional C&I, asset-based lending, payroll finance, warehouse lending, factored receivables, equipment financing and public sector finance loans) represented 39.1% of total portfolio loans; commercial real estate loans (which include multi-family loans) represented 47.9% of total portfolio loans; consumer and residential mortgage loans combined represented 10.6% of total portfolio loans; and ADC loans represented 2.4% of total portfolio loans, respectively. At March 31, 2019, C&I loans represented 36.5%; commercial real estate loans represented 47.8%; consumer and residential mortgage loans combined represented 14.2%; and ADC loans represented 1.5% of total portfolio loans, respectively. We continued making progress towards our goal of a loan mix comprised of 45% for each of C&I and commercial real estate loans and 10% other loans.
▪Total commercial loans, which include all C&I loans, commercial real estate and ADC loans, increased by $412.2 million over the linked quarter and $2.3 billion since March 31, 2019. Traditional C&I loans increased $390.8 million in the linked quarter, which included draw downs on revolving lines of credit. Equipment finance loans declined $133.0 million in the first quarter of 2020, mainly due to a loan sale of $95.2 million of small business loans. The growth at March 31, 2020 compared to March 31, 2019 was mainly from loans originated by our commercial banking teams, and included the equipment finance portfolio acquired from Santander.
▪ADC loans increased $57.4 million over the linked quarter and $233.8 million since March 31, 2019. The increases were mainly related to construction loans associated with our investments in affordable housing tax credits.
▪Residential mortgage loans held in our loan portfolio were $2.1 billion at March 31, 2020, a decline of $132.6 million from the linked quarter and a decline of $471.8 million from the same period a year ago. The declines were mainly due to repayments.
▪The balance of BOLI increased by $2.8 million relative to the prior quarter and was $616.6 million at March 31, 2020. BOLI declined $40.9 million in 2019, mainly due to the partial redemption of $60.5 million of legacy Astoria BOLI assets related to the BOLI restructuring executed in the third quarter of 2019.
▪Core deposits at March 31, 2020 were $20.7 billion and increased $155.6 million compared to December 31, 2019, and increased $543.3 million compared to March 31, 2019. The growth was mainly due to successful commercial and digital deposit gathering efforts and seasonal municipal deposits.
▪Total deposits at March 31, 2020 increased $139.6 million compared to December 31, 2019, and total deposits increased $1.3 billion compared to March 31, 2019.
▪Municipal deposits at March 31, 2020 were $2.1 billion, an increase of $103.2 million relative to December 31, 2019. The increase was associated with tax collections by local municipalities.
▪Investment securities decreased by $458.3 million from December 31, 2019 and $1.3 billion from March 31, 2019, and represented 17.2% of earning assets at March 31, 2020. In 2019, we sold securities to fund commercial loan growth including loan portfolio acquisitions. We also sold securities to reduce the proportion of lower yielding assets as a percentage of total assets. In the first quarter of 2020, we sold $400.2 million of lower yielding available for sale securities and realized a gain of $8.4 million. In addition, $139.8 million of securities were called prior to maturity and resulted in a gain of $4.9 million.
▪Total borrowings at March 31, 2020 were $2.6 billion, a decrease of $287.3 million relative to December 31, 2019 and $1.0 billion relative to March 31, 2019. The sale of securities and deposit inflows allowed us to reduce borrowings.

Credit Quality

($ in thousands)	For the three months ended			Change % / bps
	3/31/2019	12/31/2019	3/31/2020	Y-o-Y	Linked Qtr
Provision for credit losses	$10,200	$10,585	$138,280	1,255.7%	1,206.4%
Net charge-offs	6,917	9,082	6,955	0.5	(23.4)
Allowance for credit losses (“ACL”) - loans	98,960	106,238	326,444	229.9	207.3
Loans 30 to 89 days past due accruing	64,260	52,880	69,769	8.6	31.9
Non-performing loans	170,415	179,161	253,750	48.9	41.6
Annualized net charge-offs to average loans	0.14%	0.17%	0.13%	(1)	(4)
Special mention loans	128,054	159,976	132,356	3.4	(17.3)
Substandard loans	288,694	295,428	402,393	39.4	36.2
ACL - loans to total loans	0.50	0.50	1.50	100	100
ACL - loans to non-performing loans	58.1	59.3	128.6	7,050	6,930
Our ACL balance includes the provision for credit losses and transition adjustment recorded related to the adoption of CECL. Provision for credit losses was $138.3 million, which included $1.7 million for held to maturity securities. Provision for credit losses on portfolio loans was $136.6 million, which was $129.6 million greater than net charge-offs for the period. The provision for credit losses was based on our reasonable and supportable forecasts of future macroeconomic scenarios used in the estimation of expected credit losses, which was significantly impacted by the occurrence of COVID-19.
Net charge-offs of $7.0 million mainly included charge-offs on smaller balance equipment finance loans and the work-out of two asset-based lending relationships and one commercial real estate relationship. Net charge-offs were 13 basis points of total loans on an annualized basis.
ACL - loans increased to $326.4 million, or 1.50% of total portfolio loans and 128.6% of non-performing loans, at March 31, 2020.
Non-performing loans increased by $74.6 million to $253.8 million at March 31, 2020 compared to the linked quarter. The increase was mainly due to relationships in asset-based lending, CRE, ADC and small business equipment finance loans. Loans 30 to 89 days past due increased by $16.9 million.
In connection with implementing the CECL accounting standard, we established an ACL on held to maturity (“HTM”) securities of $796 thousand which was increased to $2.5 million at March 31, 2020, which is applied to our corporate, state and municipal securities. Upon implementing the CECL accounting standard we also increased our ACL for loan commitments to $6.7 million.
Capital

($ in thousands, except share and per share data)	As of			Change % / bps
	3/31/2019	12/31/2019	3/31/2020	Y-o-Y	Linked Qtr
Total stockholders’ equity	$4,419,223	$4,530,113	$4,422,424	0.1%	(2.4)%
Preferred stock	138,218	137,581	137,363	(0.6)	(0.2)
Goodwill and other intangible assets	1,782,533	1,793,846	1,789,646	0.4	(0.2)
Tangible common stockholders’ equity [10]	$2,498,472	$2,598,686	$2,495,415	(0.1)	(4.0)
Common shares outstanding	209,560,824	198,455,324	194,460,656	(7.2)	(2.0)
Book value per common share	$20.43	$22.13	$22.04	7.9	(0.4)
Tangible book value per common share [10]	11.92	13.09	12.83	7.7	(2.0)
Tangible common equity to tangible assets [10]	8.87%	9.03%	8.74%	(13)	(29)
Estimated Tier 1 leverage ratio - Company	9.21	9.55	9.41	20	(14)
Est. Tier 1 leverage ratio - Company fully implemented	—	—	9.06	N/A	N/A
Estimated Tier 1 leverage ratio - Bank	9.58	10.11	9.99	41	(12)
Est. Tier 1 leverage ratio - Bank fully implemented	—	—	9.65	N/A	N/A

[10] See a reconciliation of non-GAAP financial measures beginning on page 18.

Total stockholders’ equity decreased $107.7 million to $4.4 billion as of March 31, 2020 compared to December 31, 2019. For the first quarter of 2020, net income available to common stockholders of $12.2 million was offset by a decrease in accumulated other comprehensive income of $27.4 million, common dividends of $13.8 million, preferred dividends of $2.2 million, common stock repurchases of $81.0 million and the day one effect of the adoption of the CECL accounting standard of $54.3 million.

We elected the five-year transition provision effective March 31, 2020 to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The March 31, 2020 fully implemented ratio data reflects the full impact of CECL and excludes the benefits of phase-ins.

Total goodwill and other intangible assets were $1.8 billion at March 31, 2020, a decrease of $4.2 million compared to December 31, 2019, which was due to amortization.

Basic and diluted weighted average common shares outstanding declined relative to the linked quarter by approximately 3.4 million shares and were 196.3 million shares and 196.7 million shares, respectively. Total common shares outstanding at March 31, 2020 were approximately 194.5 million. In the first quarter of 2020, we repurchased 4,900,759 shares of common stock at a weighted average price of $16.53 per share. We also granted 1,181,673 shares under our stock-based compensation plans in the quarter.

Tangible book value per common share was $12.83 at March 31, 2020, which represented an increase of 7.7% compared to a year ago.

Conference Call Information
Sterling Bancorp will host a teleconference and webcast on Tuesday, April 28, 2020 at 8:00 AM Eastern Time to discuss the Company’s results. Analysts, investors and interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com or by dialing (800) 239-9838, Conference ID #1395665. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of services and solutions to business owners, their families and consumers within the communities it serves through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results,revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, plans, operations and prospects. Forward-looking statements involve certain risks, , including the effects of the novel coronavirus disease (COVID-19), which include, but are not limited to, the federal, state and local government actions and reactions to COVID-19, the health of our staff and that of our clients, the continuity of our, our clients’ and our third party providers’ operations, the increased likelihood of cyber and payment fraud risk, the continued ability of our borrowers to repay their loans throughout and following the pandemic, the potential decline in collateral values resulting from COVID-19 and its effects, and the resulting impact upon our financial position, results of operations, cash flows and our outlook, including the effects of the novel coronavirus disease (COVID-19), which include, but are not limited to, the federal, state and local government actions and reactions to COVID-19, the health of our staff and that of our clients, the continuity of our clients’ and our third party providers’ operations, the increased likelihood of cyber and payment fraud risk, the continued ability of our borrowers to repay their loans throughout and following the pandemic, the potential decline in collateral values resulting from COVID-19 and its effects, and the resulting impact upon our financial position, results of operations, cash flows and our outlook as well as the following: business disruption; a failure to grow revenues faster than we grow expenses; a deterioration in general economic conditions, either nationally, internationally, or in our market areas, including extended declines in the real estate market and constrained financial markets; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Quarterly Report on Form 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)

	3/31/2019	12/31/2019	3/31/2020
Assets:
Cash and cash equivalents	$314,255	$329,151	$348,636
Investment securities, net	5,915,050	5,075,309	4,614,513
Loans held for sale	248,972	8,125	8,124
Portfolio loans:
Commercial and industrial (“C&I”)	7,265,187	8,232,719	8,483,474
Commercial real estate (including multi-family)	9,516,013	10,295,518	10,399,566
ADC	290,875	467,331	524,714
Residential mortgage	2,549,284	2,210,112	2,077,534
Consumer	287,114	234,532	224,669
Total portfolio loans, gross	19,908,473	21,440,212	21,709,957
Allowance for credit losses	(98,960)	(106,238)	(326,444)
Total portfolio loans, net	19,809,513	21,333,974	21,383,513
FHLB and Federal Reserve Bank Stock, at cost	298,455	251,805	240,722
Accrued interest receivable	115,764	100,312	102,101
Premises and equipment, net	262,744	227,070	228,526
Goodwill	1,657,814	1,683,482	1,683,482
Other intangibles	124,719	110,364	106,164
BOLI	657,504	613,848	616,648
Other real estate owned	16,502	12,189	11,815
Other assets	535,315	840,868	990,792
Total assets	$29,956,607	$30,586,497	$30,335,036
Liabilities:
Deposits	$21,225,639	$22,418,658	$22,558,280
FHLB borrowings	3,259,507	2,245,653	1,955,451
Other borrowings	27,020	22,678	27,562
Senior notes	173,952	173,504	171,422
Subordinated notes - Company	—	270,941	271,019
Subordinated notes - Bank	173,001	173,182	173,244
Mortgage escrow funds	102,036	58,316	96,491
Other liabilities	576,229	693,452	659,143
Total liabilities	25,537,384	26,056,384	25,912,612
Stockholders’ equity:
Preferred stock	138,218	137,581	137,363
Common stock	2,299	2,299	2,299
Additional paid-in capital	3,751,835	3,766,716	3,749,508
Treasury stock	(355,357)	(583,408)	(660,069)
Retained earnings	888,838	1,166,709	1,125,702
Accumulated other comprehensive (loss) income	(6,610)	40,216	67,621
Total stockholders’ equity	4,419,223	4,530,113	4,422,424
Total liabilities and stockholders’ equity	$29,956,607	$30,586,497	$30,335,036

Shares of common stock outstanding at period end	209,560,824	198,455,324	194,460,656
Book value per common share	$20.43	$22.13	$22.04
Tangible book value per common share[1]	11.92	13.09	12.83
[1] See reconciliation of non-GAAP financial measures beginning on page 19.

Sterling Bancorp and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	3/31/2019	12/31/2019	3/31/2020
Interest and dividend income:
Loans and loan fees	$260,295	$256,377	$235,439
Securities taxable	27,847	20,367	20,629
Securities non-taxable	14,857	13,031	12,997
Other earning assets	6,401	5,699	4,462
Total interest and dividend income	309,400	295,474	273,527
Interest expense:
Deposits	45,995	49,907	45,781
Borrowings	27,899	17,310	15,974
Total interest expense	73,894	67,217	61,755
Net interest income	235,506	228,257	211,772
Provision for credit losses	10,200	10,585	138,280
Net interest income after provision for credit losses	225,306	217,672	73,492
Non-interest income:
Deposit fees and service charges	6,212	6,506	6,622
Accounts receivable management / factoring commissions and other related fees	5,423	6,572	5,538
BOLI	3,641	4,770	5,018
Loan commissions and fees	3,838	8,698	11,024
Investment management fees	1,900	1,597	1,847
Net (loss) gain on sale of securities	(13,184)	(76)	8,412
Net gain on security calls	—	—	4,880
Gain on sale of residential mortgage loans	8,313	—	—
Loss on termination of pension plan	—	(280)	—
Other	3,454	4,594	3,985
Total non-interest income	19,597	32,381	47,326
Non-interest expense:
Compensation and benefits	55,990	52,453	54,876
Stock-based compensation plans	5,123	5,180	6,006
Occupancy and office operations	16,535	15,886	15,199
Information technology	8,675	9,313	8,018
Amortization of intangible assets	4,826	4,785	4,200
FDIC insurance and regulatory assessments	3,338	3,134	3,206
Other real estate owned, net	217	(132)	52
Charge for asset write-downs, systems integration, retention and severance	3,344	5,133	—
Other	16,944	19,698	23,156
Total non-interest expense	114,992	115,450	114,713
Income before income tax expense (benefit)	129,911	134,603	6,105
Income tax expense (benefit)	28,474	27,905	(8,042)
Net income	101,437	106,698	14,147
Preferred stock dividend	1,989	1,976	1,976
Net income available to common stockholders	$99,448	$104,722	$12,171
Weighted average common shares:
Basic	213,157,090	199,719,747	196,344,061
Diluted	213,505,842	200,252,542	196,709,038
Earnings per common share:
Basic earnings per share	$0.47	$0.52	$0.06
Diluted earnings per share	0.47	0.52	0.06
Dividends declared per share	0.07	0.07	0.07

Sterling Bancorp and Subsidiaries
SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	3/31/2019	6/30/2019	9/30/2019	12/31/2019	3/31/2020
Total assets	$29,956,607	$30,237,545	$30,077,665	$30,586,497	$30,335,036
Tangible assets [1]	28,174,074	28,459,797	28,304,702	28,792,651	28,545,390
Securities available for sale	3,847,799	3,843,112	3,061,419	3,095,648	2,660,835
Securities held to maturity, net	2,067,251	2,015,753	1,985,592	1,979,661	1,956,177
Loans held for sale[2]	248,972	27,221	4,627	8,125	8,124
Portfolio loans	19,908,473	20,370,306	20,830,163	21,440,212	21,709,957
Goodwill	1,657,814	1,657,814	1,657,814	1,683,482	1,683,482
Other intangibles	124,719	119,934	115,149	110,364	106,164
Deposits	21,225,639	20,948,464	21,579,324	22,418,658	22,558,280
Municipal deposits (included above)	2,027,563	1,699,824	2,234,630	1,988,047	2,091,259
Borrowings	3,633,480	4,133,986	3,174,224	2,885,958	2,598,698
Stockholders’ equity	4,419,223	4,459,158	4,520,967	4,530,113	4,422,424
Tangible common equity [1]	2,498,472	2,543,399	2,610,205	2,598,686	2,495,415
Quarterly Average Balances
Total assets	30,742,943	29,666,951	29,747,603	30,349,691	30,484,433
Tangible assets [1]	28,986,437	27,886,066	27,971,485	28,569,589	28,692,033
Loans, gross:
Commercial real estate (includes multi-family)	9,385,420	9,486,333	9,711,619	10,061,625	10,288,977
ADC	284,299	307,290	387,072	459,372	497,009
C&I:
Traditional C&I	2,418,027	2,446,676	2,435,644	2,399,901	2,470,570
Asset-based lending[3]	876,218	1,070,841	1,151,793	1,137,719	1,107,542
Payroll finance[3]	197,809	196,160	202,771	228,501	217,952
Warehouse lending[3]	710,776	990,843	1,180,132	1,307,645	1,089,576
Factored receivables[3]	250,426	246,382	248,150	258,892	229,126
Equipment financing[3]	1,245,051	1,285,095	1,191,944	1,430,715	1,703,016
Public sector finance[3]	869,829	967,218	1,087,427	1,189,103	1,216,326
Total C&I	6,568,136	7,203,215	7,497,861	7,952,476	8,034,108
Residential mortgage	3,878,991	2,635,903	2,444,101	2,284,419	2,152,440
Consumer	295,428	280,098	262,234	243,057	233,643
Loans, total[4]	20,412,274	19,912,839	20,302,887	21,000,949	21,206,177
Securities (taxable)	3,833,690	3,453,858	3,189,027	2,905,545	2,883,367
Securities (non-taxable)	2,501,004	2,429,411	2,250,859	2,159,391	2,163,206
Other interest earning assets	667,256	580,945	611,621	835,554	727,511
Total interest earning assets	27,414,224	26,377,053	26,354,394	26,901,439	26,980,261
Deposits:
Non-interest bearing demand	4,247,389	4,218,000	4,225,258	4,361,642	4,346,518
Interest bearing demand	4,334,266	4,399,296	4,096,744	4,359,767	4,616,658
Savings (including mortgage escrow funds)	2,460,247	2,448,132	2,375,882	2,614,523	2,800,021
Money market	7,776,501	7,538,890	7,341,822	7,681,491	7,691,381
Certificates of deposit	2,497,723	2,544,554	2,710,179	3,271,674	3,237,990
Total deposits and mortgage escrow	21,316,126	21,148,872	20,749,885	22,289,097	22,692,568
Borrowings	4,466,172	3,544,661	3,872,840	2,890,407	2,580,922
Stockholders’ equity	4,415,449	4,423,910	4,489,167	4,524,417	4,506,537
Tangible common stockholders’ equity [1]	2,520,595	2,504,883	2,575,199	2,606,617	2,576,558

[1] See a reconciliation of non-GAAP financial measures beginning on page 19.
2 At March 31, 2019, loans held for sale included $222 million of residential mortgage loans. The other balances of loans held for sale are commercial syndication loans.
[3] Asset-based lending, payroll finance, warehouse lending, factored receivables, equipment finance and public sector finance comprise our commercial finance loan portfolio.
[4] Includes loans held for sale, but excludes allowance for credit losses.

Sterling Bancorp and Subsidiaries
SELECTED FINANCIAL DATA AND PERFORMANCE RATIOS
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Per Common Share Data	3/31/2019	6/30/2019	9/30/2019	12/31/2019	3/31/2020
Basic earnings per share	$0.47	$0.46	$0.59	$0.52	$0.06
Diluted earnings per share	0.47	0.46	0.59	0.52	0.06
Adjusted diluted earnings per share, non-GAAP [1]	0.50	0.51	0.52	0.54	(0.02)
Dividends declared per common share	0.07	0.07	0.07	0.07	0.07
Book value per common share	20.43	21.06	21.66	22.13	22.04
Tangible book value per common share[1]	11.92	12.40	12.90	13.09	12.83
Shares of common stock o/s	209,560,824	205,187,243	202,392,884	198,455,324	194,460,656
Basic weighted average common shares o/s	213,157,090	206,932,114	203,090,365	199,719,747	196,344,061
Diluted weighted average common shares o/s	213,505,842	207,376,239	203,566,582	200,252,542	196,709,038
Performance Ratios (annualized)
Return on average assets	1.31%	1.28%	1.61%	1.37%	0.16%
Return on average equity	9.13	8.57	10.65	9.18	1.09
Return on average tangible assets	1.39	1.36	1.71	1.45	0.17
Return on average tangible common equity	16.00	15.13	18.56	15.94	1.90
Return on average tangible assets, adjusted [1]	1.48	1.51	1.50	1.51	(0.04)
Return on avg. tangible common equity, adjusted [1]	17.04	16.83	16.27	16.57	(0.49)
Operating efficiency ratio, as adjusted [1]	40.5	40.9	39.1	39.9	42.4
Analysis of Net Interest Income
Accretion income on acquired loans	$25,580	$23,745	$17,973	$19,497	$10,686
Yield on loans	5.17%	5.20%	4.97%	4.84%	4.47%
Yield on investment securities - tax equivalent [2]	2.99	2.92	2.85	2.89	2.96
Yield on interest earning assets - tax equivalent [2]	4.64	4.66	4.50	4.41	4.13
Cost of interest bearing deposits	1.09	1.14	1.16	1.10	1.00
Cost of total deposits	0.88	0.91	0.92	0.89	0.81
Cost of borrowings	2.53	2.54	2.41	2.38	2.49
Cost of interest bearing liabilities	1.39	1.38	1.40	1.28	1.19
Net interest rate spread - tax equivalent basis [2]	3.25	3.28	3.10	3.13	2.94
Net interest margin - GAAP basis	3.48	3.53	3.36	3.37	3.16
Net interest margin - tax equivalent basis [2]	3.54	3.58	3.42	3.42	3.21
Capital
Tier 1 leverage ratio - Company [3]	9.21%	9.57%	9.78%	9.55%	9.41%
Tier 1 leverage ratio - Bank only [3]	9.58	9.98	10.08	10.11	9.99
Tier 1 risk-based capital ratio - Bank only [3]	13.10	12.67	12.74	12.32	12.27
Total risk-based capital ratio - Bank only [3]	14.39	13.94	13.99	13.63	13.89
Tangible common equity - Company [1]	8.87	8.94	9.22	9.03	8.74
Condensed Five Quarter Income Statement
Interest and dividend income	$309,400	$302,457	$295,209	$295,474	$273,527
Interest expense	73,894	70,618	71,888	67,217	61,755
Net interest income	235,506	231,839	223,321	228,257	211,772
Provision for credit losses	10,200	11,500	13,700	10,585	138,280
Net interest income after provision for credit losses	225,306	220,339	209,621	217,672	73,492
Non-interest income	19,597	27,058	51,830	32,381	47,326
Non-interest expense	114,992	126,940	106,455	115,450	114,713
Income before income tax expense	129,911	120,457	154,996	134,603	6,105
Income tax expense (benefit)	28,474	23,997	32,549	27,905	(8,042)
Net income	$101,437	$96,460	$122,447	$106,698	$14,147

[1] See a reconciliation of non-GAAP financial measures beginning on page 19.
[2] Tax equivalent basis represents interest income earned on tax exempt securities divided by the applicable federal tax rate of 21%.
[3] Regulatory capital amounts and ratios are preliminary estimates pending filing of the Company’s and Bank’s regulatory reports.

Sterling Bancorp and Subsidiaries
ASSET QUALITY INFORMATION
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Allowance for Credit Losses Roll Forward	3/31/2019	6/30/2019	9/30/2019	12/31/2019	3/31/2020
Balance, beginning of period	$95,677	$98,960	$104,664	$104,735	$106,238
Implementation of CECL accounting standard:
Gross up from purchase credit impaired loans	—	—	—	—	22,496
Transition amount charged to equity	—	—	—	—	68,088
Provision for credit losses - loans	10,200	11,500	13,700	10,585	136,577
Loan charge-offs[1]:
Traditional C&I	(4,839)	(754)	(123)	(470)	(298)
Asset-based lending	—	(3,551)	(9,577)	(5,856)	(985)
Payroll finance	—	(84)	—	(168)	—
Warehouse lending	—	—	—	—	—
Factored receivables	(32)	(27)	(14)	(68)	(7)
Equipment financing	(1,249)	(1,335)	(2,711)	(1,739)	(4,793)
Public Sector Finance	—	—	—	—	—
Commercial real estate	(17)	(238)	(53)	(583)	(1,275)
Multi-family	—	—	—	—	—
ADC	—	—	(6)	—	(3)
Residential mortgage	(1,085)	(689)	(1,984)	(334)	(1,072)
Consumer	(443)	(467)	(241)	(401)	(1,405)
Total charge-offs	(7,665)	(7,145)	(14,709)	(9,619)	(9,838)
Recoveries of loans previously charged-off[1]:
Traditional C&I	139	445	136	232	475
Payroll finance	1	3	8	5	9
Factored receivables	121	4	3	9	4
Equipment financing	131	79	422	91	1,105
Commercial real estate	9	649	187	—	60
Multi-family	103	6	90	105	—
Acquisition development & construction	—	—	—	—	105
Residential mortgage	1	1	126	5	—
Consumer	243	162	108	90	1,125
Total recoveries	748	1,349	1,080	537	2,883
Net loan charge-offs	(6,917)	(5,796)	(13,629)	(9,082)	(6,955)
Balance, end of period	$98,960	$104,664	$104,735	$106,238	$326,444
Asset Quality Data and Ratios
Non-performing loans (“NPLs”) non-accrual	$166,746	$192,109	$190,011	$179,051	$252,205
NPLs still accruing	3,669	538	955	110	1,545
Total NPLs	170,415	192,647	190,966	179,161	253,750
Other real estate owned	16,502	13,628	13,006	12,189	11,815
Non-performing assets (“NPAs”)	$186,917	$206,275	$203,972	$191,350	$265,565
Loans 30 to 89 days past due	$64,260	$76,364	$64,756	$52,880	$69,769
Net charge-offs as a % of average loans (annualized)	0.14%	0.12%	0.27%	0.17%	0.13%
NPLs as a % of total loans	0.86	0.95	0.92	0.84	1.17
NPAs as a % of total assets	0.62	0.68	0.68	0.63	0.88
Allowance for credit losses as a % of NPLs	58.1	54.3	54.8	59.3	128.6
Allowance for credit losses as a % of total loans	0.50	0.51	0.50	0.50	1.50
Special mention loans	$128,054	$118,940	$136,972	$159,976	$132,356
Substandard loans	288,694	311,418	277,975	295,428	402,393
Doubtful loans	—	—	—	—	—

[1] There were no charge-offs or recoveries on warehouse lending or public sector finance loans during the periods presented. There were no charge-offs on multi-family loans during the periods presented. There were no asset-based lending or ADC during the periods presented.

Sterling Bancorp and Subsidiaries
Non-GAAP Financial Measures
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	December 31, 2019			March 31, 2020
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$7,952,476	$97,221	4.85%	$8,034,108	$89,150	4.46%
Commercial real estate (includes multi-family)	10,061,625	122,435	4.83	10,288,977	110,742	4.33
ADC	459,372	5,924	5.12	497,009	6,320	5.11
Commercial loans	18,473,473	225,580	4.84	18,820,094	206,212	4.41
Consumer loans	243,057	3,290	5.37	233,643	2,939	5.06
Residential mortgage loans	2,284,419	27,507	4.82	2,152,440	26,288	4.89
Total gross loans [1]	21,000,949	256,377	4.84	21,206,177	235,439	4.47
Securities taxable	2,905,545	20,367	2.78	2,883,367	20,629	2.88
Securities non-taxable	2,159,391	16,494	3.06	2,163,206	16,451	3.04
Interest earning deposits	573,861	2,423	1.68	489,691	1,832	1.50
FHLB and Federal Reserve Bank Stock	261,693	3,276	4.97	237,820	2,630	4.45
Total securities and other earning assets	5,900,490	42,560	2.86	5,774,084	41,542	2.89
Total interest earning assets	26,901,439	298,937	4.41	26,980,261	276,981	4.13
Non-interest earning assets	3,448,252			3,504,172
Total assets	$30,349,691			$30,484,433
Interest bearing liabilities:
Demand and savings [2] deposits	$6,974,290	$13,670	0.78%	$7,416,679	$13,064	0.71%
Money market deposits	7,681,491	20,867	1.08	7,691,381	18,396	0.96
Certificates of deposit	3,271,674	15,370	1.86	3,237,990	14,321	1.78
Total interest bearing deposits	17,927,455	49,907	1.10	18,346,050	45,781	1.00
Senior notes	173,601	1,369	3.15	173,323	1,434	3.31
Other borrowings	2,496,546	13,112	2.08	1,963,428	9,353	1.92
Subordinated debentures - Bank	173,142	2,358	5.45	173,203	2,360	5.45
Subordinated debentures - Company	47,118	471	4.00	270,968	2,827	4.17
Total borrowings	2,890,407	17,310	2.38	2,580,922	15,974	2.49
Total interest bearing liabilities	20,817,862	67,217	1.28	20,926,972	61,755	1.19
Non-interest bearing deposits	4,361,642			4,346,518
Other non-interest bearing liabilities	645,770			704,406
Total liabilities	25,825,274			25,977,896
Stockholders’ equity	4,524,417			4,506,537
Total liabilities and stockholders’ equity	$30,349,691			$30,484,433
Net interest rate spread [3]			3.13%			2.94%
Net interest earning assets [4]	$6,083,577			$6,053,289
Net interest margin - tax equivalent		231,720	3.42%		215,226	3.21%
Less tax equivalent adjustment		(3,463)			(3,454)
Net interest income		228,257			211,772
Accretion income on acquired loans		19,497			10,686
Tax equivalent net interest margin excluding accretion income on acquired loans		$212,223	3.13%		$204,540	3.05%
Ratio of interest earning assets to interest bearing liabilities	129.2%			128.9%
1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries
Non-GAAP Financial Measures
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	March 31, 2019			March 31, 2020
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$6,568,136	$88,908	5.49%	$8,034,108	$89,150	4.46%
Commercial real estate (includes multi-family)	9,385,420	114,855	4.96	10,288,977	110,742	4.33
ADC	284,299	4,341	6.19	497,009	6,320	5.11
Commercial loans	16,237,855	208,104	5.20	18,820,094	206,212	4.41
Consumer loans	295,428	4,096	5.62	233,643	2,939	5.06
Residential mortgage loans	3,878,991	48,095	4.96	2,152,440	26,288	4.89
Total gross loans [1]	20,412,274	260,295	5.17	21,206,177	235,439	4.47
Securities taxable	3,833,690	27,847	2.95	2,883,367	20,629	2.88
Securities non-taxable	2,501,004	18,806	3.01	2,163,206	16,451	3.04
Interest earning deposits	331,954	1,501	1.83	489,691	1,832	1.50
FHLB and Federal Reserve Bank stock	335,302	4,900	5.93	237,820	2,630	4.45
Total securities and other earning assets	7,001,950	53,054	3.07	5,774,084	41,542	2.89
Total interest earning assets	27,414,224	313,349	4.64	26,980,261	276,981	4.13
Non-interest earning assets	3,328,719			3,504,172
Total assets	$30,742,943			$30,484,433
Interest bearing liabilities:
Demand and savings [2] deposits	$6,794,513	$13,427	0.80%	$7,416,679	$13,064	0.71%
Money market deposits	7,776,501	22,616	1.18	7,691,381	18,396	0.96
Certificates of deposit	2,497,723	9,952	1.62	3,237,990	14,321	1.78
Total interest bearing deposits	17,068,737	45,995	1.09	18,346,050	45,781	1.00
Senior notes	179,439	1,412	3.15	173,323	1,434	3.31
Other borrowings	4,113,770	24,132	2.38	1,963,428	9,353	1.92
Subordinated debentures - Bank	172,963	2,355	5.45	173,203	2,360	5.45
Subordinated debentures - Company	—	—	—	270,968	2,827	4.17
Total borrowings	4,466,172	27,899	2.53	2,580,922	15,974	2.49
Total interest bearing liabilities	21,534,909	73,894	1.39	20,926,972	61,755	1.19
Non-interest bearing deposits	4,247,389			4,346,518
Other non-interest bearing liabilities	545,196			704,406
Total liabilities	26,327,494			25,977,896
Stockholders’ equity	4,415,449			4,506,537
Total liabilities and stockholders’ equity	$30,742,943			$30,484,433
Net interest rate spread [3]			3.25%			2.94%
Net interest earning assets [4]	$5,879,315			$6,053,289
Net interest margin - tax equivalent		239,455	3.54%		215,226	3.21%
Less tax equivalent adjustment		(3,949)			(3,454)
Net interest income		235,506			211,772
Accretion income on acquired loans		25,580			10,686
Tax equivalent net interest margin excluding accretion income on acquired loans		$213,875	3.16%		$204,540	3.05%
Ratio of interest earning assets to interest bearing liabilities	127.3%			128.9%
1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries
Non-GAAP Financial Measures
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 21.
	As of and for the Quarter Ended
	3/31/2019	6/30/2019	9/30/2019	12/31/2019	3/31/2020

The following table shows the reconciliation of pretax pre-provision net revenue to adjusted pretax pre-provision net revenue[1]:

Net interest income	$235,506	$231,839	$223,321	$228,257	$211,772
Non-interest income	19,597	27,058	51,830	32,381	47,326
Total net interest income and non-interest income	255,103	258,897	275,151	260,638	259,098
Non-interest expense	114,992	126,940	106,455	115,450	114,713
Pretax pre-provision net revenue	140,111	131,957	168,696	145,188	144,385

Adjustments:
Accretion income	(25,580)	(23,745)	(17,973)	(19,497)	(10,686)
Net loss (gain) on sale of securities	13,184	528	(6,882)	76	(8,412)
Net (gain) loss on termination of Astoria defined benefit pension plan	—	—	(12,097)	280	—
Net (gain) on sale of residential mortgage loans	(8,313)	—	—	—	—
(Gain) loss on extinguishment of debt	(46)	—	—	—	744
Impairment related to financial centers and real estate consolidation strategy	—	14,398	—	—	—
Charge for asset write-downs, systems integration, retention and severance	3,344	—	—	5,133	—
Amortization of non-compete agreements and acquired customer list intangible assets	242	200	200	200	172
Adjusted pretax pre-provision net revenue	$122,942	$123,338	$131,944	$131,380	$126,203

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 21.
	As of and for the Quarter Ended
	3/31/2019	6/30/2019	9/30/2019	12/31/2019	3/31/2020

The following table shows the reconciliation of stockholders’ equity to tangible common equity and the tangible common equity ratio2:

Total assets	$29,956,607	$30,237,545	$30,077,665	$30,586,497	$30,335,036
Goodwill and other intangibles	(1,782,533)	(1,777,748)	(1,772,963)	(1,793,846)	(1,789,646)
Tangible assets	28,174,074	28,459,797	28,304,702	28,792,651	28,545,390
Stockholders’ equity	4,419,223	4,459,158	4,520,967	4,530,113	4,422,424
Preferred stock	(138,218)	(138,011)	(137,799)	(137,581)	(137,363)
Goodwill and other intangibles	(1,782,533)	(1,777,748)	(1,772,963)	(1,793,846)	(1,789,646)
Tangible common stockholders’ equity	2,498,472	2,543,399	2,610,205	2,598,686	2,495,415
Common stock outstanding at period end	209,560,824	205,187,243	202,392,884	198,455,324	194,460,656
Common stockholders’ equity as a % of total assets	14.29%	14.29%	14.57%	14.36%	14.13%
Book value per common share	$20.43	$21.06	$21.66	$22.13	$22.04
Tangible common equity as a % of tangible assets	8.87%	8.94%	9.22%	9.03%	8.74%
Tangible book value per common share	$11.92	$12.40	$12.90	$13.09	$12.83

The following table shows the reconciliation of reported return on average tangible common equity and adjusted return on average tangible common equity[3]:

Average stockholders’ equity	$4,415,449	$4,423,910	$4,489,167	$4,524,417	$4,506,537
Average preferred stock	(138,348)	(138,142)	(137,850)	(137,698)	(137,579)
Average goodwill and other intangibles	(1,756,506)	(1,780,885)	(1,776,118)	(1,780,102)	(1,792,400)
Average tangible common stockholders’ equity	2,520,595	2,504,883	2,575,199	2,606,617	2,576,558
Net income available to common	99,448	94,473	120,465	104,722	12,171
Net income, if annualized	403,317	378,930	477,932	415,473	48,951
Reported return on avg tangible common equity	16.00%	15.13%	18.56%	15.94%	1.90%
Adjusted net income (loss) (see reconciliation on page 19)	$105,902	$105,124	$105,629	$108,855	$(3,124)
Annualized adjusted net income (loss)	429,492	421,651	419,072	431,870	(12,565)
Adjusted return on average tangible common equity	17.04%	16.83%	16.27%	16.57%	(0.49)%

The following table shows the reconciliation of reported return on average tangible assets and adjusted return on average tangible assets[4]:

Average assets	$30,742,943	$29,666,951	$29,747,603	$30,349,691	$30,484,433
Average goodwill and other intangibles	(1,756,506)	(1,780,885)	(1,776,118)	(1,780,102)	(1,792,400)
Average tangible assets	28,986,437	27,886,066	27,971,485	28,569,589	28,692,033
Net income available to common	99,448	94,473	120,465	104,722	12,171
Net income, if annualized	403,317	378,930	477,932	415,473	48,951
Reported return on average tangible assets	1.39%	1.36%	1.71%	1.45%	0.17%
Adjusted net income (loss) (see reconciliation on page 19)	$105,902	$105,124	$105,629	$108,855	$(3,124)
Annualized adjusted net income (loss)	429,492	421,651	419,072	431,870	(12,565)
Adjusted return on average tangible assets	1.48%	1.51%	1.50%	1.51%	(0.04)%

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 21.
	As of and for the Quarter Ended
	3/31/2019	6/30/2019	9/30/2019	12/31/2019	3/31/2020
The following table shows the reconciliation of the reported operating efficiency ratio and adjusted operating efficiency ratio[5]:

Net interest income	$235,506	$231,839	$223,321	$228,257	$211,772
Non-interest income	19,597	27,058	51,830	32,381	47,326
Total revenue	255,103	258,897	275,151	260,638	259,098
Tax equivalent adjustment on securities	3,949	3,834	3,586	3,463	3,454
Net loss (gain) on sale of securities	13,184	528	(6,882)	76	(8,412)
(Gain) loss on termination of pension plan	—	—	(12,097)	280	—
Net (gain) on sale of fixed assets	—	—	—	—	—
Net (gain) on sale of residential mtg loans	(8,313)	—	—	—	—
Depreciation of operating leases	—	—	—	—	(3,492)
Adjusted total revenue	263,923	263,259	259,758	264,457	250,648
Non-interest expense	114,992	126,940	106,455	115,450	114,713
Charge for asset write-downs, systems integration, retention and severance	(3,344)	—	—	(5,133)	—
Impairment related to financial centers and real estate consolidation strategy	—	(14,398)	—	—	—
Gain (loss) on extinguishment of borrowings	46	—	—	—	(744)
Depreciation of operating leases	—	—	—	—	(3,492)
Amortization of intangible assets	(4,826)	(4,785)	(4,785)	(4,785)	(4,200)
Adjusted non-interest expense	106,868	107,757	101,670	105,532	106,277
Reported operating efficiency ratio	45.1%	49.0%	38.7%	44.3%	44.3%
Adjusted operating efficiency ratio	40.5	40.9	39.1	39.9	42.4

The following table shows the reconciliation of reported net income (GAAP) and earnings per share to adjusted net income available to common stockholders (non-GAAP) and adjusted diluted earnings per share(non-GAAP)[6]:

Income before income tax expense	$129,911	$120,457	$154,996	$134,603	$6,105
Income tax expense (benefit)	28,474	23,997	32,549	27,905	(8,042)
Net income (GAAP)	101,437	96,460	122,447	106,698	14,147
Adjustments:
Net loss (gain) on sale of securities	13,184	528	(6,882)	76	(8,412)
(Gain) loss on termination of pension plan	—	—	(12,097)	280	—
Net (gain) on sale of residential mtg loans	(8,313)	—	—	—	—
(Gain) loss on extinguishment of debt	(46)	—	—	—	744
Impairment related to financial centers and real estate consolidation strategy	—	14,398	—	—	—
Charge for asset write-downs, systems integration, retention and severance	3,344	—	—	5,133	—
Amortization of non-compete agreements and acquired customer list intangible assets	242	200	200	200	172
Total pre-tax adjustments	8,411	15,126	(18,779)	5,689	(7,496)
Adjusted pre-tax income (loss)	138,322	135,583	136,217	140,292	(1,391)
Adjusted income tax expense (benefit)	30,431	28,472	28,606	29,461	(243)
Adjusted net income (loss) (non-GAAP)	107,891	107,111	107,611	110,831	(1,148)
Preferred stock dividend	1,989	1,987	1,982	1,976	1,976
Adjusted net income (loss) available to common stockholders (non-GAAP)	$105,902	$105,124	$105,629	$108,855	$(3,124)

Weighted average diluted shares	213,505,842	207,376,239	203,566,582	200,252,542	196,709,038
Reported diluted EPS (GAAP)	$0.47	$0.46	$0.59	$0.52	$0.06
Adjusted diluted EPS (non-GAAP)	0.50	0.51	0.52	0.54	(0.02)

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The non-GAAP/as adjusted measures presented above are used by our management and the Company’s Board of Directors on a regular basis in addition to our GAAP results to facilitate the assessment of our financial performance and to assess our performance compared to our annual budget and strategic plans. These non-GAAP/adjusted financial measures complement our GAAP reporting and are presented above to provide investors, analysts, regulators and others information that we use to manage and evaluate our performance each period. This information supplements our GAAP reported results, and should not be viewed in isolation from, or as a substitute for, our GAAP results. When non-GAAP/adjusted measures are impacted by income tax expense, we present the pre-tax amount for the income and expense items that result in the non-GAAP adjustments and present the income tax expense impact at the effective tax rate in effect for the period presented.

1 Pretax pre-provision net revenue is a financial measure calculated by adjusting pretax income and eliminating provision for credit losses. We believe the use of pretax pre-provision net revenue provides useful information to readers of our financial statements because it enables an assessment of our ability to generated earnings to cover credit losses through a credit cycle.

2 Stockholders’ equity as a percentage of total assets, book value per common share, tangible common equity as a percentage of tangible assets and tangible book common value per share provides information to help assess our capital position and financial strength. We believe tangible book measures improve comparability to other banking organizations that have not engaged in acquisitions that have resulted in the accumulation of goodwill and other intangible assets.

3 Reported return on average tangible common equity and adjusted return on average tangible common equity measures provide information to evaluate the use of our tangible common equity.

4 Reported return on average tangible assets and adjusted return on average tangible assets measures provide information to help assess our profitability.

5 The reported operating efficiency ratio is a non-GAAP measure calculated by dividing our GAAP non-interest expense by the sum of our GAAP net interest income plus GAAP non-interest income. The adjusted operating efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense adjusted for intangible asset amortization and certain expenses generally associated with discrete merger transactions and non-recurring strategic plans by the sum of net interest income plus non-interest income plus the tax equivalent adjustment on securities income and elimination of the impact of gain or loss on sale of securities. The adjusted operating efficiency ratio is a measure we use to assess our operating performance.

6 Adjusted net income available to common stockholders and adjusted diluted earnings per share present a summary of our earnings, which includes adjustments to exclude certain revenues and expenses (generally associated with discrete merger transactions and non-recurring strategic plans) to help in assessing our profitability.